Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Total System Services, Inc. of our report dated March 3, 2016 relating to the consolidated financial statements of TransFirst Holdings Corp. and Subsidiaries as of December 31, 2015 and December 31, 2014, and for the year ended December 31, 2015, and for the period from November 12, 2014 to December 31, 2014, and relating to the consolidated financial statements of TransFirst, Inc. and Subsidiaries for the period from January 1, 2014 to November 11, 2014, and the adjustments described in Note 14 that were applied to correct the 2013 consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the omission of certain disclosures in the 2013 consolidated financial statements related to income available to common shareholders and earnings per share information), appearing in the Current Report on Form 8-K of Total System Services, Inc. dated March 9, 2016.

We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 14, 2016